Exhibit 4.1

eLOYALTY CORPORATION
RIGHTS CERTIFICATE FOR RIGHTS OFFERING
TO STOCKHOLDERS OF RECORD ON OCTOBER 8, 2001

Rights Certificate Number	CUSIP Number

Rights	Record Date Common Shares

     eLoyalty Corporation (the “Company”) is conducting a rights offering (the “Rights Offering”) pursuant to which each stockholder of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of 5:00 p.m., New York City time, on October 8, 2001 (the “Record Date”) is receiving one right (a “Right”) for each share of Common Stock held on the Record Date. Each Right entitles its holder to subscribe for, at such holder’s option, either $1.60, $1.00 or $0.50 (the “Subscription Price”) of 7% Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”). The purchase price per share of Preferred Stock will be the lesser of $0.51 and 90% of the average of the last sale price of the Common Stock over the twenty trading days through and including the fourth trading day prior to the closing date of the Rights Offering, subject to adjustment for a proposed one-for-ten reverse split of the Common Stock to be effected immediately prior to the closing of the Rights Offering. The Rights will expire at 5:00 p.m., New York City time, on December 19, 2001 (the “Closing Date”).

     For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus for the Rights Offering, dated November 13, 2001, which is incorporated herein by reference. Copies of the Prospectus are available upon request from the Information Agent for the Rights Offering, MacKenzie Partners, Inc. (toll-free (800) 322-2885).

     You must own at least one share of pre-split Common Stock (or one-tenth of a share of post-split Common Stock) on the Closing Date for each Right that you exercise. The Company reserves the right to rescind any purchase of Preferred Stock in violation of this requirement.

     The Company has not issued any fractional Rights (or distributed any cash in lieu thereof). If the number of shares of Common Stock held by a stockholder of record on the Record Date would have resulted in such stockholder receiving a fractional Right, the number of Rights issued to such stockholder has been rounded down to the nearest whole number.

     Set forth at the top of this Rights Certificate is the number of shares of Common Stock held by the applicable stockholder of record as of the Record Date and the number of Rights that such stockholder received pursuant to the Rights Offering.

     This Rights Certificate must be duly completed and received by the Subscription Agent for the Rights Offering, Mellon Bank, N.A., together with payment in full of the Subscription Price for each Right that is exercised, by 5:00 p.m., New York City time, on December 19, 2001, unless extended by the Company. Any Rights not exercised prior to such time will be null and void. Any subscription for shares of Preferred Stock made hereby is irrevocable.

     To exercise the Rights represented hereby, duly complete the reverse of this Rights Certificate. Rights holders are advised to review the Prospectus and instructions, copies of which are available from the Information Agent, before exercising their Rights.

     This Rights Certificate and the Rights represented hereby may not be transferred.

(reverse of Rights Certificate)

FORM 1

     Exercise and subscription: The undersigned hereby irrevocably exercises one or more Rights to subscribe for shares of Preferred Stock as indicated below, on the terms and subject to the conditions specified in the Prospectus, receipt of which is hereby acknowledged.

(a)	Number of Rights exercised: *

(b)	Dollar amount of Preferred Stock subscribed for per Right (check only one box):

$1.60

$1.00

$0.50

(c)	Total Subscription Price (multiply the number of Rights specified in line (a) by the dollar amount checked in line (b)) = $ total payment.**

     Method of payment (check and complete appropriate boxes):

Certified or cashier’s check drawn upon a U.S. bank, personal check or U.S. postal money order payable to “Mellon Investor Services (acting on behalf of Mellon Bank, N.A., as Subscription Agent for eLoyalty)”; or

Wire transfer directed to The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Acct. No. 323-885489, MIS REORG CONTROL for the benefit of eLoyalty Corporation, A/C # 601569163 Attn Evelyn O’Connor 201-296-4515.

*     The undersigned hereby represents that the undersigned will own at least one share of pre-split Common Stock (or one-tenth of a share of post-split Common Stock) on the Closing Date for each Right exercised.

**     If the number of Rights being exercised is not specified in line (a) above, the Rights will expire unexercised and the Subscription Price will be returned without interest. If the dollar amount of Preferred Stock subscribed for per Right is not specified in line (b) above, then the Company may accept the Rights Certificate and Subscription Price for the maximum number of Rights (up to the number of Rights specified in line (a) above) that may be exercised based on the actual payment enclosed or transmitted. If the Subscription Price that is enclosed or transmitted is insufficient to exercise all of the Rights specified in line (a) above at the dollar amount of Preferred Stock per Right specified in line (b) above, then (i) the Company may apply the Subscription Price to the exercise of all of the Rights specified in line (a) at a lower dollar amount, either $1.00 or $0.50 of Preferred Stock per Right, as applicable, or (ii) if the Subscription Price enclosed or transmitted is insufficient to exercise all of the Rights specified in line (a) above at $0.50 of Preferred Stock per Right, then the Company may accept the Rights Certificate and Subscription Price for the maximum number of Rights that may be exercised based on the actual payment enclosed or transmitted. If the aggregate Subscription Price enclosed or transmitted exceeds the aggregate amount applied to the payment of the purchase price for the Preferred Stock, the unused portion of the Subscription Price shall be returned promptly following the Closing Date, plus interest accruing after the Closing Date.

Signature:	Telephone No.: ( )

Print Name:

FORM 2

Delivery Instructions: Address for mailing of stock or new Rights Certificate or any cash payment in accordance with the Prospectus, if different from the address shown on the face of this Rights Certificate.

Name:

Address: